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EXHIBIT 99

Wells Fargo & Company's financial results for the quarter ended December 31, 2001

        Wells Fargo & Company reported fourth quarter 2001 net income of $1.18 billion, up 5 percent from last year. Cash earnings per share were $.80, up 7 percent from last year and up 10 percent (annualized) from third quarter 2001. Earnings per share in the fourth quarter were $.69, up 6 percent from last year and up 12 percent (annualized) from third quarter 2001. Cash earnings are earnings before goodwill and nonqualifying core deposit intangible amortization and the reduction of unamortized goodwill due to sales of assets.

        For the full year 2001, net income was $3.42 billion, cash earnings per share were $2.41, and earnings per share were $1.97. Net income for the full year 2001 included $1.16 billion after-tax, or $.67 per share, of non-cash impairment and other special charges recorded in the second quarter.

        Core revenue, which excludes market-sensitive revenue and acquisitions, grew 16 percent in the fourth quarter, compared with the fourth quarter of 2000. For the full year 2001, excluding the second quarter non-cash impairment charge, earnings per share were $2.64, up 13 percent over last year, and core revenue increased 13 percent over 2000.

Financial Performance

        "Despite the impact of September 11, challenging economic and credit conditions, and turbulent financial markets, earnings per share trended higher in the fourth quarter," said Chief Financial Officer Howard Atkins. "This strong performance was broad-based, reflecting the solid efforts of our team members and the breadth of the Company's product line. During the fourth quarter, the Company realized gains of $154 million on available for sale securities. In addition, the venture capital portfolio had a net loss of $37 million, comprised of a small amount of realized gains offset by write-downs on several other investments. The net of the available for sale securities portfolio gains and venture portfolio losses was offset by $100 million of integration, acquisition and other non-recurring charges."

Revenue

        Revenue of $5.88 billion for fourth quarter 2001 increased 9 percent from fourth quarter 2000. For the full year 2001, revenue was $20.15 billion, compared with $19.71 billion in 2000. Excluding the effect of market-sensitive income and acquisitions completed in 2001, revenue for fourth quarter 2001 increased 16 percent from fourth quarter 2000. On the same basis, revenue for full year 2001 increased 13 percent from the prior year. The revenue growth was driven by continued strong loan growth, a wider net interest margin and continued growth in virtually all business sources of noninterest income.

Loans

        Loans averaged $167 billion for fourth quarter 2001, 7 percent greater than a year ago. From third quarter 2001 to fourth quarter 2001, annualized average loan growth was 8 percent.

Deposits

        Average core deposits of $176 billion for fourth quarter 2001 grew $24 billion, or 16 percent, since last year and $5 billion, or 12 percent (annualized), from third quarter 2001. After adjusting for acquisitions and off-balance sheet sweep deposits, core deposit growth was $6 billion, or 13 percent (annualized), since third quarter 2001. The growth in mortgage escrow accounts accounted for almost half of the increase from the third quarter.

Net Interest Income

        Net interest income on a taxable equivalent basis was $3.45 billion in fourth quarter 2001, up 23 percent from the fourth quarter of last year. Net interest income was $12.54 billion in the full year 2001, up 15 percent from 2000. The increase in net interest income was driven by the growth in loans and core deposits described above, and by a wider net interest income margin, 5.50 percent in fourth quarter 2001, compared with 5.40 percent in third quarter 2001 and 5.30 percent in fourth quarter 2000. According to Atkins, "The margin expansion in the fourth quarter reflected a combination of higher yielding consumer loans and lower cost core and mortgage escrow deposits in our mix of assets and liabilities, continued disciplined pricing of our loan and deposit products and the decline in short term rates relative to longer term rates in the fourth quarter." Average funding costs declined by 70 basis points in fourth quarter 2001, while average net asset yields declined 60 basis points.

Noninterest Income

        Noninterest income was $2.45 billion for fourth quarter 2001, down 6 percent from $2.61 billion in the fourth quarter of last year, and up 29 percent (annualized) from third quarter 2001. Noninterest income for the full year 2001 was $7.69 billion, a decrease of 13 percent from 2000. Excluding market-sensitive income and acquisitions, full year 2001 noninterest income was up 6 percent from the same period a year ago and 32 percent (annualized) from the third quarter, reflecting across the board increases in fees from all operations, including deposit service charges, card usage fees and particularly, mortgage origination fees. "Despite the challenging markets early in the fourth quarter, trust and investment management fees continued to increase," said Atkins, "and we also benefited from strong fee growth at Acordia, our recently acquired insurance brokerage company."

Noninterest Expense

        Noninterest expense was $3.45 billion in fourth quarter 2001, up 7 percent from the same period of last year. Fourth quarter expenses included approximately $60 million of integration, acquisition and other non-recurring costs, including $30 million for settlement of long-standing litigation. Adjusted for integration, acquisition and other non-recurring expenses, noninterest expense grew 8 percent from fourth quarter last year, almost all of which was due to growth in the mortgage company. On a similar basis, fourth quarter expenses were up $252 million from the third quarter 2001, the majority of which was due to record mortgage originations. Fourth quarter 2001 expenses also included approximately $155 million in goodwill amortization that will be discontinued effective January 1, 2002 under the new accounting standard FAS 142, Goodwill and Other Intangible Assets . Full year 2001 noninterest expense increased 9 percent compared with last year. Cash efficiency ratio for the fourth quarter was 55.4 percent, an improvement from 56.1 percent last year.

Credit Quality

        "Our fourth quarter credit results remain consistent with current economic conditions," said Chief Credit Officer David Munio. "Our credit costs rose in the fourth quarter, in line with the weak economy, but remained in the expected range. To date, we have not had any material negative effect from industries affected most directly by September 11, but we will continue to closely monitor these segments."

        The provision for loan losses was $536 million for fourth quarter 2001, compared with $352 million for fourth quarter 2000. Net charge-offs totaled $536 million, or 1.27 percent of average loans (annualized), in fourth quarter 2001, compared with $352 million, or .90 percent, for fourth quarter 2000 and $454 million, or 1.10 percent, for third quarter 2001. "The increase in credit losses was caused primarily by declining collateral and asset values and weakness in some retailing and manufacturing credits," said Munio. "We continued to benefit from a well-diversified portfolio, split nearly equally between consumer and commercial borrowers. Our consumer portfolio continued to perform solidly, in part due to its diversity and continued careful management." For the year ended December 31, 2001, the loan loss provision was $1.78 billion and net charge-offs totaled $1.78 billion, or 1.09 percent of total loans, compared with a loan loss provision of $1.33 billion and net charge-offs of $1.22 billion, or .84 percent, for the same period of 2000. The allowance for loan losses of $3.76 billion was 2.18 percent of total loans at December 31, 2001, compared with 2.31 percent at December 31, 2000 and 2.23 percent at September 30, 2001.

        Non-performing assets increased $27 million, or 2 percent, during the quarter, ending at $1.81 billion. Total nonaccrual and restructured loans were $1.64 billion at December 31, 2001, compared with $1.20 billion at December 31, 2000 and $1.62 billion at September 30, 2001.

Special Topics

        Wells Fargo had no lending relationship with Enron Corp., which filed for Chapter 11 reorganization in the fourth quarter, and all direct exposure to Enron was fully provided for in the fourth quarter through a $7 million write-down. Wells Fargo Financial decided last year to wind down its small consumer finance operations in Argentina and began running off its loan portfolio in mid-2001. The effects of the currency devaluation that recently occurred in Argentina on the remaining $50 million of assets was provided for in the fourth quarter through a $21 million charge to earnings.

        The Company has been assessing the effect of the required adoption of FAS 142 and any goodwill impairment that may be recognized under the transition rules. The Company expects to complete that assessment and record any transition adjustment under FAS 142 in first quarter 2002. At year-end 2001, the Company had $9.5 billion of goodwill, $5.5 billion of which relates to the 1996 purchase of First Interstate Bancorp. The Company has determined that impairment for the First Interstate goodwill is not permitted under FAS 142 since the remaining First Interstate operations must be combined with other similar banking operations for impairment testing.

Business Segment Performance

        Wells Fargo has three lines of business for management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. Net income of the three business segments, which excludes second quarter 2001 non-cash impairment and other special charges, was:

	Fourth Quarter		Full Year
(in millions)
	2001	2000	2001(1)	2000
Community Banking (2)	$962	$898	$3,657	$3,106
Wholesale Banking (2)	248	237	990	1,007
Wells Fargo Financial	74	66	288	258
(1)
Excludes second quarter 2001 non-cash impairment and other special charges of $1.16 billion (after tax)
(2)
Results for Community Banking and Wholesale Banking have been restated for prior periods to reflect changes in management structure.

        More financial information about the business segments is on page 15.

         Community Banking offers a complete line of diversified financial products and services for consumers and small businesses including investment, insurance and trust services primarily in 23 midwestern and western states, and mortgage and home equity loans in all 50 states.

        Community Banking's net income increased to $962 million in fourth quarter 2001 from $898 million in fourth quarter 2000, an increase of 7 percent. The increase in net interest income was primarily due to the increase in mortgages held for sale and an increase in the margin on loans. Income from credit card, trust and investment fees and service charges was up significantly. These increases in revenue were partially offset by a decrease in venture capital results and gains on securities held for sale. On the expense side, there were significant decreases in contract services, equipment expense and other lines, as integration costs declined. A number of other expense lines in the banking regions showed only modest increases. This improvement, however, was more than offset by a significant expense increase in mortgage banking, driven by record volumes. For the full year 2001, net income, excluding second quarter 2001 impairment and other special charges of $1.09 billion (after tax), increased 18 percent to $3,657 million from $3,106 million in 2000.

         Wholesale Banking provides businesses with annual sales in excess of $10 million across the United States with a complete line of commercial, corporate and real estate banking products and services.

        Wholesale Banking's net income was $248 million in fourth quarter 2001, compared with $237 million in fourth quarter 2000. Net income, excluding second quarter 2001 impairment and other special charges of $62 million (after tax), was $990 million for the full year 2001, compared with $1,007 million for 2000, the reduction largely attributable to additional net credit costs in 2001.

         Wells Fargo Financial offers consumer and commercial finance, leasing, private label credit cards and dealer financing in 47 states, Canada, the Caribbean and Latin America.

        Wells Fargo Financial's net income increased 12 percent to $74 million in fourth quarter 2001, compared with $66 million for the same period in 2000. Net income increased to $288 million for the full year 2001 from $258 million in 2000, an increase of 12 percent.

         Wells Fargo & Company is a diversified financial services company with $308 billion in assets, providing banking, insurance, investments, mortgage and consumer finance from more than 5,400 stores and the Internet (wellsfargo.com) across North America and elsewhere internationally.

Visit Wells Fargo at www.wellsfargo.com

        The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

        This foregoing discussion contains forward-looking statements about the Company. Broadly speaking, forward- looking statements consist of descriptions of plans or objectives for future operations, products or services, forecasts of revenues, earnings or other measures of economic performance, and assumptions underlying or relating to any of the foregoing. Because forward-looking statements discuss future events or conditions and not historical facts, they often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or similar expressions. Examples of forward-looking statements in the foregoing discussion are the statements about future credit losses, including those related to customers impacted by the events of September 11, 2001.

        Do not unduly rely on forward-looking statements. They give the Company's expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them to reflect changes that occur after that date.

        There are several factors-many of which are beyond the Company's control-that could cause results to differ significantly from the Company's expectations. Factors such as credit, market, operational, liquidity, interest rate and other risks are described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as amended on Form 10-Q/A, and the Company's Annual Report on Form 10-K for the year ended December 31, 2000, including information incorporated into the Form 10-K from the Company's 2000 Annual Report to Stockholders, filed as Exhibit 13 to the Form 10-K. See, for example, "Management's Discussion and Analysis of Financial Condition and Results of Operations-Balance Sheet Analysis" in the Form 10-Q/A and "Financial Review-Balance Sheet Analysis" incorporated into the Form 10-K from the 2000 Annual Report to Stockholders.

        Other factors described in the Forms 10-Q, 10-Q/A and/or 10-K include   •  the recent terrorist attacks  •  business and economic conditions including the California energy crisis   •  fiscal and monetary policies  •  regulation  •  disintermediation   •  competition generally and in light of the Gramm-Leach-Bliley Act  •  potential dividend restrictions   •  market acceptance and regulatory approval of new products and services  •  non-banking activities   •  integration of acquired companies  •  attracting and retaining key personnel  •   stock price volatility. See "Factors That May Affect Future Results" included in the Form 10-Q/A and incorporated into the Form 10-K from the 2000 Annual Report to Stockholders and "Regulation and Supervision" included in the Form 10-K.

        Any factor described in this document or in the Forms 10-Q, 10-Q/A or 10-K or in information incorporated by reference into those documents could, by itself or together with one or more other factors, adversely affect the Company's business, earnings and/or financial condition.

Wells Fargo & Company and Subsidiaries
SUMMARY FINANCIAL DATA

	Quarter ended December 31,			Year ended December 31,
(in millions, except per share amounts)			% Change			% Change
	2001	2000		2001	2000
For the Period
Net income	$1,181	$1,128	5%	$3,423	$4,026	(15)%
Net income applicable to common stock	1,180	1,124	5	3,409	4,009	(15)
Earnings per common share	$.70	$.66	6	$1.99	$2.36	(16)
Diluted earnings per common share	.69	.65	6	1.97	2.33	(15)
Dividends declared per common share	.26	.24	8	1.00	.90	11
Average common shares outstanding	1,696.7	1,710.5	(1)	1,709.5	1,699.5	1
Diluted common shares outstanding	1,709.2	1,732.4	(1)	1,726.9	1,718.4	—
Profitability ratios (annualized)
Net income to average total assets (ROA)	1.54%	1.73%	(11)	1.20%	1.61%	(25)
Net income applicable to common stock to average common stockholders' equity (ROE)	17.31	17.16	1	12.79	16.31	(22)
Total revenue	$5,879	$5,405	9	$20,150	$19,708	2
Efficiency ratio (1)	58.7%	59.5%	(1)	64.0%	60.0%	7
Average loans	$167,203	$155,860	7	$163,124	$145,577	12
Average assets	303,930	259,971	17	285,421	250,188	14
Average core deposits	175,752	151,847	16	167,946	145,793	15
Net interest margin	5.50%	5.30%	4	5.36%	5.35%	—
Cash Net Income and Ratios (2)
Net income applicable to common stock	$1,362	$1,291	5	$4,169	$4,646	(10)
Earnings per common share	.80	.75	7	2.44	2.73	(11)
Diluted earnings per common share	.80	.75	7	2.41	2.70	(11)
ROA	1.84%	2.06%	(11)	1.52%	1.94%	(22)
ROE	32.07	31.85	1	25.31	30.89	(18)
Efficiency ratio	55.4	56.1	(1)	60.0	56.5	6
At Period End
Securities available for sale	$40,308	$38,655	4	$40,308	$38,655	4
Loans	172,499	161,124	7	172,499	161,124	7
Allowance for loan losses	3,761	3,719	1	3,761	3,719	1
Goodwill	9,527	9,303	2	9,527	9,303	2
Assets	307,569	272,426	13	307,569	272,426	13
Core deposits	182,295	156,710	16	182,295	156,710	16
Common stockholders' equity	27,150	26,221	4	27,150	26,221	4
Stockholders' equity	27,214	26,488	3	27,214	26,488	3
Capital ratios
Common stockholders' equity to assets	8.83%	9.63%	(8)	8.83%	9.63%	(8)
Stockholders' equity to assets	8.85	9.72	(9)	8.85	9.72	(9)
Risk-based capital (3)
Tier 1 capital	7.35	7.29	1	7.35	7.29	1
Total capital	10.90	10.43	5	10.90	10.43	5
Leverage (3)	6.25	6.49	(4)	6.25	6.49	(4)
Book value per common share	$16.01	$15.29	5	$16.01	$15.29	5
Staff (active, full-time equivalent)	119,714	108,727	10	119,714	108,727	10
Common Stock Price
High	$45.14	$56.38	(20)	$54.81	$56.38	(3)
Low	38.25	39.63	(3)	38.25	31.00	23
Period end	43.47	55.69	(22)	43.47	55.69	(22)

(1)
The efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and noninterest income).

(2)
Cash net income and ratios exclude goodwill amortization, the reduction of unamortized goodwill due to sales of assets and nonqualifying core deposit intangible (CDI) amortization. The ratios also exclude the balance of goodwill and nonqualifying CDI. Nonqualifying core deposit intangible amortization and average balance excluded from these calculations are, with the exception of the efficiency and ROA ratios, net of applicable taxes. The pretax amount for the average balance of nonqualifying CDI was $1,004 million and $1,062 million for the quarter and year ended December 31, 2001, respectively. The after-tax amounts for the amortization and average balance of nonqualifying CDI were $24 million and $622 million, respectively, for the quarter ended December 31, 2001 and $96 million and $659 million for the year ended December 31, 2001, respectively. Goodwill amortization, the reduction of unamortized goodwill due to the sales of assets and average balance (which are not tax effected) were $158 million, nil and $9,583 million, respectively, for the quarter ended December 31, 2001 and $610 million, $54 million and $9,514 million for the year ended December 31, 2001, respectively.

(3)
The December 31, 2001 ratios are preliminary.

Wells Fargo & Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME

	Quarter ended December 31,			Year ended December 31,
(in millions, except per share amounts)			% Change			% Change
	2001	2000		2001	2000
INTEREST INCOME
Securities available for sale	$659	$625	5%	$2,544	$2,671	(5)%
Mortgages held for sale	540	232	133	1,595	849	88
Loans held for sale	66	95	(31)	317	418	(24)
Loans	3,367	3,902	(14)	14,461	14,446	—
Other interest income	58	80	(28)	284	341	(17)

Total interest income	4,690	4,934	(5)	19,201	18,725	3

INTEREST EXPENSE
Deposits	604	1,133	(47)	3,553	4,089	(13)
Short-term borrowings	236	448	(47)	1,273	1,758	(28)
Long-term debt	387	540	(28)	1,826	1,939	(6)
Guaranteed preferred beneficial interests in Company's subordinated debentures	31	19	63	89	74	20

Total interest expense	1,258	2,140	(41)	6,741	7,860	(14)

NET INTEREST INCOME	3,432	2,794	23	12,460	10,865	15
Provision for loan losses	536	352	52	1,780	1,329	34

Net interest income after provision for loan losses	2,896	2,442	19	10,680	9,536	12

NONINTEREST INCOME
Service charges on deposit accounts	506	437	16	1,876	1,704	10
Trust and investment fees	454	421	8	1,710	1,624	5
Credit card fees	216	187	16	796	721	10
Other fees	323	295	9	1,244	1,113	12
Mortgage banking	394	434	(9)	1,671	1,444	16
Insurance	221	119	86	745	411	81
Net venture capital (losses) gains	(37)	203	—	(1,630)	1,943	—
Net gains (losses) on securities available for sale	154	259	(41)	463	(722)	—
Other	216	256	(16)	815	605	35

Total noninterest income	2,447	2,611	(6)	7,690	8,843	(13)

NONINTEREST EXPENSE
Salaries	1,012	920	10	4,027	3,652	10
Incentive compensation	411	222	85	1,195	846	41
Employee benefits	223	247	(10)	960	989	(3)
Equipment	237	307	(23)	909	948	(4)
Net occupancy	259	247	5	975	953	2
Goodwill	158	141	12	610	530	15
Core deposit intangible	40	45	(11)	165	186	(11)
Net (gains) losses on dispositions of premises and equipment	—	3	(100)	(21)	(58)	(64)
Other	1,114	1,086	3	4,071	3,784	8

Total noninterest expense	3,454	3,218	7	12,891	11,830	9

INCOME BEFORE INCOME TAX EXPENSE	1,889	1,835	3	5,479	6,549	(16)
Income tax expense	708	707	—	2,056	2,523	(19)

NET INCOME	$1,181	$1,128	5%	$3,423	$4,026	(15)%

NET INCOME APPLICABLE TO COMMON STOCK	$1,180	$1,124	5%	$3,409	$4,009	(15)%

EARNINGS PER COMMON SHARE	$.70	$.66	6%	$1.99	$2.36	(16)%

DILUTED EARNINGS PER COMMON SHARE	$.69	$.65	6%	$1.97	$2.33	(15)%

DIVIDENDS DECLARED PER COMMON SHARE	$.26	$.24	8%	$1.00	$.90	11%

Average common shares outstanding	1,696.7	1,710.5	(1)%	1,709.5	1,699.5	1%

Diluted average common shares outstanding	1,709.2	1,732.4	(1)%	1,726.9	1,718.4	—%

Wells Fargo & Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

	December 31,
(in millions, except shares)			% Change
	2001	2000
ASSETS
Cash and due from banks	$16,968	$16,978	—%
Federal funds sold and securities purchased under resale agreements	2,530	1,598	58
Securities available for sale	40,308	38,655	4
Mortgages held for sale	30,405	11,812	157
Loans held for sale	4,745	4,539	5
Loans	172,499	161,124	7
Allowance for loan losses	3,761	3,719	1

Net loans	168,738	157,405	7

Mortgage servicing rights	6,241	5,609	11
Premises and equipment, net	3,549	3,415	4
Core deposit intangible	1,013	1,183	(14)
Goodwill	9,527	9,303	2
Interest receivable and other assets	23,545	21,929	7

Total assets	$307,569	$272,426	13%

LIABILITIES
Noninterest-bearing deposits	$65,362	$55,096	19%
Interest-bearing deposits	121,904	114,463	7

Total deposits	187,266	169,559	10
Short-term borrowings	37,782	28,989	30
Accrued expenses and other liabilities	16,777	14,409	16
Long-term debt	36,095	32,046	13
Guaranteed preferred beneficial interests in Company's subordinated debentures	2,435	935	160
STOCKHOLDERS' EQUITY
Preferred stock	218	385	(43)
Unearned ESOP shares	(154)	(118)	31

Total preferred stock	64	267	(76)
Common stock — $1 2/3 par value, authorized 6,000,000,000 shares; issued 1,736,381,025 shares and 1,736,381,025 shares	2,894	2,894	—
Additional paid-in capital	9,436	9,337	1
Retained earnings	16,005	14,541	10
Cumulative other comprehensive income	752	524	44
Treasury stock—40,886,028 shares and 21,735,182 shares	(1,937)	(1,075)	80

Total stockholders' equity	27,214	26,488	3

Total liabilities and stockholders' equity	$307,569	$272,426	13%

Wells Fargo & Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS' EQUITY

	Year ended December 31,
(in millions)
	2001	2000
Balance, beginning of year	$26,488	$23,871
Net income	3,423	4,026
Other comprehensive income (loss), net of tax:
Change in foreign currency translation adjustments	(3)	(2)
Minimum pension liability adjustment	(42)	—
Change in valuation allowance related to:
Derivative instruments and hedging activities	192	—
Investment securities	10	(234)
Cumulative effect of the change in accounting principle related to derivative instruments and hedging activities	71	—
Common stock issued	594	554
Common stock issued for acquisitions	—	—
Common stock issued for acquisitions	22	2,937
Common stock repurchased	(1,760)	(3,238)
Stock appreciation rights	—	48
Preferred stock released to ESOP	159	128
Preferred stock repurchased	—	(1)
Preferred stock redeemed	(200)	—
Preferred stock dividends	(14)	(17)
Common stock dividends	(1,710)	(1,569)
Cash payments received on notes receivable from ESOP	—	1
Change in Rabbi trust assets (classified as treasury stock)	(16)	(16)

Balance, end of year	$27,214	$26,488

LOANS

	December 31,
(in millions)
	2001	2000
Commercial	$47,547	$50,518
Real estate 1-4 family first mortgage	25,588	18,464
Other real estate mortgage	24,808	23,972
Real estate construction	7,806	7,715
Consumer:
Real estate 1-4 family junior lien mortgage	25,530	18,218
Credit card	6,700	6,616
Other revolving credit and monthly payment	23,502	23,974

Total consumer	55,732	48,808
Lease financing	9,420	10,023
Foreign	1,598	1,624

Total loans (net of unearned income)	$172,499	$161,124

Wells Fargo & Company and Subsidiaries
CHANGES IN THE ALLOWANCE FOR LOAN LOSSES

	Quarter ended			Year ended
(in millions)	Dec. 31, 2001	Sept. 30, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000
Balance, beginning of period	$3,761	$3,760	$3,665	$3,719	$3,344
Allowance related to business combinations	—	—	54	41	265
Provision for loan losses	536	455	352	1,780	1,329
Loan charge-offs:
Commercial	(232)	(178)	(115)	(692)	(429)
Real estate 1-4 family first mortgage	(8)	(14)	(4)	(29)	(16)
Other real estate mortgage	(20)	(3)	(6)	(32)	(32)
Real estate construction	(27)	(7)	(1)	(37)	(8)
Consumer:
Real estate 1-4 family junior lien mortgage	(13)	(11)	(11)	(47)	(34)
Credit card	(102)	(100)	(103)	(421)	(367)
Other revolving credit and monthly payment	(209)	(195)	(167)	(770)	(623)

Total consumer	(324)	(306)	(281)	(1,238)	(1,024)
Lease financing	(27)	(23)	(21)	(94)	(52)
Foreign	(22)	(20)	(21)	(78)	(86)

Total loan charge-offs	(660)	(551)	(449)	(2,200)	(1,647)

Loan recoveries:
Commercial	38	19	27	96	98
Real estate 1-4 family first mortgage	—	1	1	3	4
Other real estate mortgage	10	4	3	22	13
Real estate construction	1	—	1	3	4
Consumer:
Real estate 1-4 family junior lien mortgage	3	2	4	11	14
Credit card	10	10	10	40	39
Other revolving credit and monthly payment	52	50	43	203	213

Total consumer	65	62	57	254	266
Lease financing	6	7	4	25	13
Foreign	4	4	4	18	30

Total loan recoveries	124	97	97	421	428

Total net loan charge-offs	(536)	(454)	(352)	(1,779)	(1,219)

Balance, end of period	$3,761	$3,761	$3,719	$3,761	$3,719

Total net loan charge-offs as a percentage of average total loans (annualized)	1.27%	1.10%	.90%	1.09%	.84%

Allowance as a percentage of total loans	2.18%	2.23%	2.31%	2.18%	2.31%

Wells Fargo & Company and Subsidiaries
NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS

(in millions)	Dec. 31, 2001	Dec. 31, 2000
Nonaccrual loans:
Commercial	$827	$739
Real estate 1-4 family first mortgage	203	127
Other real estate mortgage	210	113
Real estate construction	145	57
Consumer:
Real estate 1-4 family junior lien mortgage	24	23
Other revolving credit and monthly payment	59	36

Total consumer	83	59
Lease financing	163	92
Foreign	9	7

Total nonaccrual loans	1,640	1,194
Restructured loans	—	1

Nonaccrual and restructured loans	1,640	1,195
As a percentage of total loans	1.0%	.7%
Foreclosed assets	171	128
Real estate investments (1)	2	27

Total nonaccrual and restructured loans and other assets	$1,813	$1,350

(1)
Represents the amount of real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if such assets were recorded as loans. Real estate investments totaled $24 million and $56 million at December 31, 2001 and December 31, 2000, respectively.

Wells Fargo & Company and Subsidiaries
NONINTEREST INCOME

	Quarter ended December 31,			Year ended December 31,
(in millions)	2001	2000	% Change	2001	2000	% Change
Service charges on deposit accounts	$506	$437	16%	$1,876	$1,704	10%
Trust and investment fees:
Asset management and custody fees	180	196	(8)	731	735	(1)
Mutual fund and annuity sales fees	207	200	4	803	763	5
All other	67	25	168	176	126	40

Total trust and investment fees	454	421	8	1,710	1,624	5
Credit card fees	216	187	16	796	721	10
Other fees:
Cash network fees	49	45	9	202	187	8
Charges and fees on loans	129	95	36	445	347	28
All other	145	155	(6)	597	579	3

Total other fees	323	295	9	1,244	1,113	12
Mortgage banking:
Origination and other closing fees	247	92	168	737	350	111
Servicing fees, net of amortization and impairment	(238)	165	—	(260)	665	—
Net gains on securities available for sale	—	—	—	134	—	—
Net gains on sales of mortgage servicing rights	—	61	(100)	—	159	(100)
Net gains on sales of mortgage loans	100	54	85	376	38	889
All other	285	62	360	684	232	195

Total mortgage banking	394	434	(9)	1,671	1,444	16
Insurance	221	119	86	745	411	81
Net venture capital (losses) gains	(37)	203	—	(1,630)	1,943	—
Net gains (losses) on securities available for sale	154	259	(41)	463	(722)	—
Net income (loss) from equity investments accounted for by the:
Cost method	(28)	26	—	(55)	170	—
Equity method	31	6	417	(51)	94	—
Net gains (losses) on sales of loans	25	15	67	35	(134)	—
Net gains on dispositions of operations	17	15	13	122	23	430
All other	171	194	(12)	764	452	69

Total	$2,447	$2,611	(6)%	$7,690	$8,843	(13)%

NONINTEREST EXPENSE

	Quarter ended December 31,			Year ended December 31,
(in millions)	2001	2000	% Change	2001	2000	% Change
Salaries	$1,012	$920	10%	$4,027	$3,652	10%
Incentive compensation	411	222	85	1,195	846	41
Employee benefits	223	247	(10)	960	989	(3)
Equipment	237	307	(23)	909	948	(4)
Net occupancy	259	247	5	975	953	2
Goodwill	158	141	12	610	530	15
Core deposit intangible:
Nonqualifying (1)	38	42	(10)	155	173	(10)
Qualifying	2	3	(33)	10	13	(23)
Net (gains) losses on dispositions of premises and equipment	—	3	(100)	(21)	(58)	(64)
Outside professional services	151	150	1	486	447	9
Contract services	106	172	(38)	472	536	(12)
Telecommunications	95	93	2	355	303	17
Outside data processing	81	97	(16)	319	343	(7)
Travel and entertainment	76	80	(5)	286	287	—
Advertising and promotion	87	88	(1)	276	316	(13)
Postage	63	66	(5)	242	252	(4)
Stationery and supplies	61	64	(5)	242	223	9
Operating losses	85	57	49	234	179	31
Insurance	21	30	(30)	167	157	6
Security	40	26	54	156	98	59
All other	248	163	52	836	643	30

Total	$3,454	$3,218	7%	$12,891	$11,830	9%

(1)
Represents amortization of core deposit intangible acquired after February 1992 that is subtracted from stockholders' equity in computing regulatory capital for bank holding companies.

Wells Fargo & Company and Subsidiaries
AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Quarter ended December 31,
	2001			2000
(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense
EARNING ASSETS
Federal funds sold and securities purchased under resale agreements	$2,320	2.19%	$13	$2,128	5.48%	$29
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	2,057	5.97	30	2,808	6.60	46
Securities of U.S. states and political subdivisions	2,055	8.09	39	1,984	7.31	36
Mortgage-backed securities:
Federal agencies	29,424	7.24	512	24,981	7.35	454
Private collateralized mortgage obligations	2,137	7.23	38	1,333	10.01	34

Total mortgage-backed securities	31,561	7.24	550	26,314	7.48	488
Other debt securities (4)	3,210	7.62	59	4,205	8.00	65

Total debt securities available for sale (4)	38,883	7.25	678	35,311	7.45	635
Mortgages held for sale (3)	33,892	6.36	540	11,895	7.74	232
Loans held for sale (3)	4,875	5.41	66	4,410	8.59	95
Loans:
Commercial	47,252	6.87	818	48,576	9.48	1,157
Real estate 1-4 family first mortgage	22,221	6.80	378	18,293	7.97	365
Other real estate mortgage	24,494	7.10	438	23,597	8.86	525
Real estate construction	8,053	6.65	135	7,576	10.01	191
Consumer:
Real estate 1-4 family junior lien mortgage	24,748	8.29	517	17,510	10.67	468
Credit card	6,392	12.51	199	6,160	15.14	233
Other revolving credit and monthly payment	22,904	10.87	626	22,576	12.25	692

Total consumer	54,044	9.88	1,342	46,246	12.04	1,393
Lease financing	9,537	7.35	176	9,984	7.46	186
Foreign	1,602	20.63	83	1,588	21.18	84

Total loans (5)	167,203	8.02	3,370	155,860	9.98	3,901
Other	4,709	3.79	45	3,049	6.64	51

Total earning assets	$251,882	7.50	4,712	$212,653	9.33	4,943

FUNDING SOURCES
Deposits:
Interest-bearing checking	$2,002	1.33	7	$3,664	2.24	21
Market rate and other savings	87,497	1.24	272	65,404	3.02	497
Savings certificates	26,656	4.27	287	30,923	5.66	440
Other time deposits	922	4.21	10	4,932	5.98	73
Deposits in foreign offices	5,578	1.99	28	6,327	6.38	102

Total interest-bearing deposits	122,655	1.95	604	111,250	4.05	1,133
Short-term borrowings	41,635	2.25	236	27,253	6.54	448
Long-term debt	34,624	4.45	387	31,336	6.88	540
Guaranteed preferred beneficial interests in Company's subordinated debentures	2,291	5.38	31	935	7.97	19

Total interest-bearing liabilities	201,205	2.48	1,258	170,774	4.99	2,140
Portion of noninterest-bearing funding sources	50,677	—	—	41,879	—	—

Total funding sources	$251,882	2.00	1,258	$212,653	4.03	2,140

Net interest margin and net interest income on a taxable-equivalent basis (6)		5.50%	$3,454		5.30%	$2,803

NONINTEREST-EARNING ASSETS
Cash and due from banks	$14,913			$13,758
Goodwill	9,583			9,215
Other	27,552			24,345

Total noninterest-earning assets	$52,048			$47,318

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$59,597			$51,856
Other liabilities	16,015			11,028
Preferred stockholders' equity	62			266
Common stockholders' equity	27,051			26,047
Noninterest-bearing funding sources used to fund earning assets	(50,677)			(41,879)

Net noninterest-bearing funding sources	$52,048			$47,318

TOTAL ASSETS	$303,930			$259,971

(1)
The average prime rate of the Company was 5.16% and 9.50% for the quarters ended December 31, 2001 and 2000 respectively. The average three-month London Interbank Offered Rate (LIBOR) was 2.15% and 6.69% for the same quarters, respectively.

(2)
Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)
Yields are based on amortized cost balances computed on a settlement date basis.

(4)
Includes certain preferred securities.

(5)
Nonaccrual loans and related income are included in their respective loan categories.

(6)
Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for all periods presented.

Wells Fargo & Company and Subsidiaries
AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Year ended December 31,
	2001			2000
(in millions)	Average balance	Yields/ rates	Interest income/ expense	Average balance	Yields/ rates	Interest income/ expense
EARNING ASSETS
Federal funds sold and securities purchased under resale agreements	$2,583	3.69%	$95	$2,370	6.01%	$143
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	2,158	6.55	137	3,322	6.16	210
Securities of U.S. states and political subdivisions	2,026	7.98	154	2,080	7.74	162
Mortgage-backed securities:
Federal agencies	27,433	7.19	1,917	26,054	7.22	1,903
Private collateralized mortgage obligations	1,766	8.55	148	2,379	7.61	187

Total mortgage-backed securities	29,199	7.27	2,065	28,433	7.25	2,090
Other debt securities (4)	3,343	7.80	254	5,049	7.93	261

Total debt securities available for sale (4)	36,726	7.32	2,610	38,884	7.24	2,723
Mortgages held for sale (3)	23,677	6.72	1,595	10,725	7.85	849
Loans held for sale (3)	4,820	6.58	317	4,915	8.50	418
Loans:
Commercial	48,648	8.01	3,896	45,352	9.40	4,263
Real estate 1-4 family first mortgage	19,715	7.18	1,416	16,356	7.95	1,300
Other real estate mortgage	24,194	7.99	1,934	22,509	8.99	2,023
Real estate construction	8,073	8.10	654	6,934	10.02	695
Consumer:
Real estate 1-4 family junior lien mortgage	21,232	9.25	1,965	15,292	10.43	1,595
Credit card	6,270	13.36	838	5,867	14.58	856
Other revolving credit and monthly payment	23,459	11.40	2,674	21,824	12.06	2,631

Total consumer	50,961	10.75	5,477	42,983	11.82	5,082
Lease financing	9,930	7.67	761	9,822	7.66	752
Foreign	1,603	20.82	333	1,621	21.15	343

Total loans (5)	163,124	8.87	14,471	145,577	9.93	14,458
Other	4,000	4.77	191	3,206	6.21	199

Total earning assets	$234,930	8.24	19,279	$205,677	9.19	18,790

FUNDING SOURCES
Deposits:
Interest-bearing checking	$2,178	2.51	55	$3,424	1.88	64
Market rate and other savings	80,585	2.05	1,655	63,577	2.81	1,786
Savings certificates	29,850	5.13	1,530	30,101	5.37	1,616
Other time deposits	1,332	5.04	67	4,438	5.69	253
Deposits in foreign offices	6,209	3.96	246	5,950	6.22	370

Total interest-bearing deposits	120,154	2.96	3,553	107,490	3.80	4,089
Short-term borrowings	33,885	3.76	1,273	28,222	6.23	1,758
Long-term debt	34,501	5.29	1,826	29,000	6.69	1,939
Guaranteed preferred beneficial interests in Company's subordinated debentures	1,394	6.40	89	935	7.92	74

Total interest-bearing liabilities	189,934	3.55	6,741	165,647	4.75	7,860
Portion of noninterest-bearing funding sources	44,996	—	—	40,030	—	—

Total funding sources	$234,930	2.88	6,741	$205,677	3.84	7,860

Net interest margin and net interest income on a taxable-equivalent basis (6)		5.36%	$12,538		5.35%	$10,930

NONINTEREST-EARNING ASSETS
Cash and due from banks	$14,608			$13,103
Goodwill	9,514			8,811
Other	26,369			22,597

Total noninterest-earning assets	$50,491			$44,511

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$55,333			$48,691
Other liabilities	13,301			11,000
Preferred stockholders' equity	210			266
Common stockholders' equity	26,643			24,584
Noninterest-bearing funding sources used to fund earning assets	(44,996)			(40,030)

Net noninterest-bearing funding sources	$50,491			$44,511

TOTAL ASSETS	$285,421			$250,188

(1)
The average prime rate of the Company was 6.91% and 9.24% for the years ended December 31, 2001 and 2000, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 3.78% and 6.52% for the same periods, respectively.

(2)
Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)
Yields are based on amortized cost balances computed on a settlement date basis.

(4)
Includes certain preferred securities.

(5)
Nonaccrual loans and related income are included in their respective loan categories.

(6)
Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for all periods presented.

Wells Fargo & Company and Subsidiaries
OPERATING SEGMENT RESULTS (1)(2)

	Community Banking		Wholesale Banking		Wells Fargo Financial
(income/expense in millions, average balances in billions)
	2001	2000	2001	2000	2001	2000
Quarter ended December 31,
Net interest income	$2,502	$1,945	$503	$499	$450	$370
Provision for loan losses	286	212	106	38	144	102
Noninterest income	1,784	2,036	585	461	98	81
Noninterest expense	2,499	2,351	591	542	282	243

Income before income tax expense	1,501	1,418	391	380	122	106
Income tax expense	539	520	143	143	48	40

Net income	$962	$898	$248	$237	$74	$66

Average loans	$103	$96	$50	$49	$14	$11
Average assets	214	179	68	62	16	13
Average core deposits	159	136	17	16	—	—
Year ended December 31,
Net interest income	$8,910	$7,586	$1,969	$1,949	$1,679	$1,424
Provision for loan losses	1,015	849	278	151	487	329
Noninterest income	5,189	6,685	2,113	1,768	371	304
Noninterest expense	9,118	8,542	2,345	1,946	1,096	986

Income before income tax expense	3,966	4,880	1,459	1,620	467	413
Income tax expense	1,398	1,774	531	613	179	155

Net income	2,568	$3,106	928	$1,007	288	$258

Less: Impairment and other special charges (after tax) (3)	(1,089)		(62)		—

Net income excluding impairment and other special charges	$3,657		$990		$288

Average loans	$100	$89	$50	$46	$13	$11
Average assets	198	173	66	58	15	12
Average core deposits	152	131	16	15	—	—

(1)
The differences between the results of the combined operating segments and the consolidated results of the Company consist of inter-segment eliminations and unallocated items.

(2)
Results for Community Banking and Wholesale Banking have been restated for prior periods to reflect changes in management structure.

(3)
Non-cash impairment and other special charges in the second quarter of 2001, which are included in noninterest income, mainly related to impairment of publicly traded and private equity securities, primarily in the venture capital portfolio.

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Wells Fargo & Company and Subsidiaries SUMMARY FINANCIAL DATA
Wells Fargo & Company and Subsidiaries CONSOLIDATED STATEMENT OF INCOME
Wells Fargo & Company and Subsidiaries CONSOLIDATED BALANCE SHEET
Wells Fargo & Company and Subsidiaries CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Wells Fargo & Company and Subsidiaries CHANGES IN THE ALLOWANCE FOR LOAN LOSSES
Wells Fargo & Company and Subsidiaries NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS
Wells Fargo & Company and Subsidiaries NONINTEREST INCOME
NONINTEREST EXPENSE
Wells Fargo & Company and Subsidiaries AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)
Wells Fargo & Company and Subsidiaries AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)
Wells Fargo & Company and Subsidiaries OPERATING SEGMENT RESULTS (1)(2)